Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864

TRW Reports Third Quarter 2013 Financial Results; Increases its Share Repurchase Authorization to $2 Billion

LIVONIA, MICHIGAN, October 29, 2013 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third quarter 2013 financial results with sales of $4.2 billion, an increase of 6% compared to the prior year period.  The Company reported GAAP third quarter net earnings of $197 million or $1.60 per diluted share, which compares to net earnings of $163 million or $1.28 per diluted share in the prior year period.

Excluding special items from the Company’s current and prior year quarterly results, the Company reported third quarter 2013 net earnings of $187 million, or $1.52 per diluted share, which compares to net earnings of $157 million or $1.24 per diluted share in the prior year period.

In addition to the solid financial results achieved during the third quarter and first nine months of the year, the Company’s Board of Directors authorized an additional $1 billion in share repurchases, bringing the total repurchase authorization to $2 billion.  The available remaining repurchase authorization of $1.47 billion, which is expected to be executed over three years, reflects approximately 16% of TRW’s present market capitalization.  Through the first nine months of 2013, the Company used $460 million of cash to repurchase approximately 6.5 million shares of its common stock.

“TRW had another quarter of strong operating performance and continues to build on its positive momentum,” said John C. Plant, Chairman and Chief Executive Officer.  “Increasing the size of our share repurchase program reflects our confidence in sustaining positive earnings and cash flow from our operations and further demonstrates our commitment to maximizing shareholder returns over time.”

Third Quarter 2013

The Company reported third quarter 2013 sales of $4.2 billion, an increase of $247 million from the prior year period.  The higher level of sales was driven by increasing demand for TRW’s innovative technologies, higher vehicle production volumes in North America and China and the positive impact of currency movements between the two periods.

The Company’s third quarter 2013 operating income was $289 million, compared with $262 million in the 2012 period.  The 2013 and 2012 periods included restructuring charges of $5 million and $3 million, respectively.  Excluding these charges, the $29 million year-to-year increase in profit and corresponding improvement in margin was primarily driven by the higher level of sales between the two quarters, partially offset by planned increases in costs to support future growth.

Net interest expense for the third quarter of 2013 totaled $33 million, which compares to $26 million in the 2012 period.  In addition, a net loss on retirement of debt totaling $1 million was recognized in the third quarter of 2012.

Tax expense for the third quarter of 2013 was $62 million, which compares to a tax expense of $68 million in the prior year period.  Both the 2013 and 2012 periods included net tax benefits of $15 million and $10 million, respectively, primarily related to the reduction in corporate income tax rates in the United Kingdom.

The Company reported 2013 third quarter GAAP net earnings of $197 million, or $1.60 per diluted share, which compares to GAAP net earnings of $163 million, or $1.28 per diluted share in the 2012 period.

Excluding special items, the Company reported third quarter 2013 net earnings of $187 million, or $1.52 per diluted share, which compares to net earnings of $157 million or $1.24 per diluted share in the 2012 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $403 million in the third quarter of 2013, compared to the prior year level of $361 million.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Year-to-Date 2013

For the nine month period ended September 27, 2013, the Company reported sales of $12.9 billion, an increase of $527 million compared to prior year sales.  The increase in sales resulted primarily from a higher level of demand for TRW’s broad array of active and passive safety products and improved vehicle production volumes in North America and China, partially offset by lower vehicle production volumes in Europe.

For the year-to-date period, the Company reported operating income of $927 million which compares to $930 million of operating income in the prior year period.  Both the 2013 and 2012 periods included restructuring charges totaling $43 million and $7 million, respectively.  Excluding these items from both periods, the Company reported operating income of $970 million in the 2013 period, which compares to $937 million in the prior year.  The positive contribution from the higher level of sales was partially offset by several factors including planned increases in costs to support future growth.

Net interest expense for the first nine months of 2013 totaled $97 million, which compares to $82 million in the prior year period.  In addition, the current year-to-date period included a net loss on retirement of debt totaling $5 million, compared with the first nine months of 2012, which recognized a net loss on retirement of debt totaling $6 million.

Year-to-date tax expense was $221 million, which compares to $253 million in the prior year.  Excluding the tax benefits related to the special items previously noted in both periods, tax expense was $248 million and $266 million in the first nine months of 2013 and 2012, respectively.

The Company reported year-to-date 2013 GAAP net earnings of $607 million, or $4.88 per diluted share, which compares to GAAP net earnings of $589 million, or $4.58 per diluted share in the prior year period.

Excluding special items, the Company reported 2013 year-to-date net earnings of $628 million, or $5.05 per diluted share, which compares to net earnings of $589 million or $4.58 per diluted share in the 2012 period.

Adjusted EBITDA totaled $1,291 million for the first nine months of 2013, compared to $1,244 million in the prior year period.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Third quarter 2013 net cash flow provided by operating activities totaled $147 million, which compares to $156 million in the third quarter of 2012.  Capital expenditures were $140 million in the current quarter compared to $125 million last year.  Third quarter free cash flow (cash flow from operating activities less capital expenditures) was $7 million, compared to $31 million in the prior year quarter.

During the third quarter of 2013, TRW used approximately $260 million of cash to repurchase over 3.5 million shares of its common stock.

For the nine month period ended September 27, 2013, net cash provided by operating activities was $240 million, which compares to $245 million in the prior year period.  Year-to-date capital expenditures were $411 million compared to $325 million in 2012.  Free cash flow was an outflow of $171 million, compared to an outflow of $80 million for the same period last year.  The unfavorable outcome compared to last year resulted primarily from higher working capital requirements and planned increases in capital expenditures to support future growth.

During the first nine months of 2013, TRW used approximately $460 million of cash to repurchase approximately 6.5 million shares of its common stock and $96 million of cash to retire $91 million of face value senior notes.

As of September 27, 2013, the Company had $1,891 million of debt and $1,013 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $878 million.

2013 Outlook

TRW expects full year industry production volumes to total 16.2 million units in North America and 18.9 million units in Europe.  In addition, the Company continues to expect expansion in vehicle production volumes in China and rest of world regions.  Based on these production levels, the Company’s performance through the first nine months of

2013 and expectations for foreign currency exchange rates, full year 2013 sales are expected to be approximately $17.1 billion.

“Increased demand for TRW’s innovative products combined with the Company’s operating performance achieved through September will support another strong year for TRW,” said Mr. Plant.  “We remain focused on a good conclusion to the year and building on the Company’s positive momentum to further enhance value to our shareholders.”

Third Quarter 2013 Conference Call

The Company will host its third quarter conference call at 8:30 a.m. (Eastern time) today, Tuesday, October 29th, to discuss financial results and other related matters.  To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately two weeks.  To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 71376522.  A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income, tax expense and diluted earnings per share each excluding special items; adjusted EBITDA; and free cash flow.  Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance.  Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies.  For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2012 sales of $16.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 25 countries and employs approximately 65,000 people worldwide.  TRW

Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  We caution readers not to place undue reliance on these statements, which speak only as of the date hereof.  All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (our “Form 10-K”) and our Reports on Form 10-Q for the fiscal quarters ended March 29, 2013 and June 28, 2013, such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; the loss of any of our largest customers or the loss of a significant amount of their business materially adversely affecting us; economic conditions adversely affecting our business, results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any shortage of supplies causing a production disruption for any customers or us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; pricing pressures from our customers adversely affecting our profitability; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or adverse effects on our business, reputation or results from governmental regulations; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or those in our supply chain adversely affecting our business, results or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any impairment of a significant amount of our goodwill or other intangible assets adversely affecting our financial condition; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended September 27, 2013 and September 28, 2012	A2

Consolidated Statements of Earnings (unaudited) for the nine months ended September 27, 2013 and September 28, 2012	A3

Condensed Consolidated Balance Sheets as of September 27, 2013 (unaudited) and December 31, 2012	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 27, 2013 and September 28, 2012	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and nine months ended September 27, 2013 and September 28, 2012	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended September 27, 2013	A7

• For the nine months ended September 27, 2013	A8

• For the three months ended September 28, 2012	A9

• For the nine months ended September 28, 2012	A10

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the periods ended March 29, 2013 and June 28, 2013, and the August 1, 2013 Current Report on Form 8-K, each of which was filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	September 27, 2013	September 28, 2012

Sales	$4,212	$3,965
Cost of sales	3,762	3,551
Gross profit	450	414
Administrative and selling expenses	148	148
Amortization of intangible assets	3	3
Restructuring charges and asset impairments	5	3
Other (income) expense — net	5	(2)
Operating income	289	262
Interest expense — net	33	26
Loss on retirement of debt — net	—	1
Equity in earnings of affiliates, net of tax	(12)	(9)
Earnings before income taxes	268	244
Income tax expense	62	68
Net earnings	206	176
Less: Net earnings attributable to noncontrolling interest, net of tax	9	13
Net earnings attributable to TRW	$197	$163

Basic earnings per share:
Earnings per share	$1.68	$1.33
Weighted average shares outstanding	117.0	122.1

Diluted earnings per share:
Earnings per share	$1.60	$1.28
Weighted average shares outstanding	124.2	129.3

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Nine Months Ended
(In millions, except per share amounts)	September 27, 2013	September 28, 2012

Sales	$12,939	$12,412
Cost of sales	11,531	11,048
Gross profit	1,408	1,364
Administrative and selling expenses	429	437
Amortization of intangible assets	10	9
Restructuring charges and asset impairments	43	7
Other (income) expense — net	(1)	(19)
Operating income	927	930
Interest expense — net	97	82
Loss on retirement of debt — net	5	6
Equity in earnings of affiliates, net of tax	(35)	(29)
Earnings before income taxes	860	871
Income tax expense	221	253
Net earnings	639	618
Less: Net earnings attributable to noncontrolling interest, net of tax	32	29
Net earnings attributable to TRW	$607	$589

Basic earnings per share:
Earnings per share	$5.12	$4.80
Weighted average shares outstanding	118.5	122.8

Diluted earnings per share:
Earnings per share	$4.88	$4.58
Weighted average shares outstanding	125.6	130.0

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

	As of
	September 27,	December 31,
(Dollars in millions)	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,013	$1,223
Accounts receivable — net	2,997	2,200
Inventories	1,065	975
Prepaid expenses and other current assets	348	330
Total current assets	5,423	4,728

Property, plant and equipment — net	2,496	2,385
Goodwill	1,758	1,756
Intangible assets — net	284	293
Pension assets	963	823
Other assets	902	872
Total assets	$11,826	$10,857

Liabilities and Equity
Current liabilities:

Short-term debt	$111	$67
Current portion of long-term debt	470	26
Trade accounts payable	2,588	2,423
Accrued compensation	292	254
Other current liabilities	1,222	1,111
Total current liabilities	4,683	3,881

Long-term debt	1,310	1,369
Postretirement benefits other than pensions	432	396
Pension benefits	874	898
Other long-term liabilities	628	544
Total liabilities	7,927	7,088

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Paid-in-capital	1,656	1,635
Retained earnings	2,580	2,408
Accumulated other comprehensive earnings (losses)	(549)	(466)
Total TRW stockholders’ equity	3,688	3,578
Noncontrolling interest	211	191
Total equity	3,899	3,769
Total liabilities and equity	$11,826	$10,857

A4

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 27,	September 28,
(Dollars in millions)	2013	2012

Operating Activities
Net earnings	$639	$618
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	318	307
Net pension and other postretirement benefits income and contributions	(175)	(195)
Loss on retirement of debt — net	5	6
Net gain on sales of assets and divestitures	(1)	(6)
Deferred income taxes	110	112
Other — net	28	3
Changes in assets and liabilities:
Accounts receivable — net	(792)	(309)
Inventories	(91)	(149)
Trade accounts payable	157	1
Prepaid expenses and other assets	(31)	(104)
Other liabilities	73	(39)
Net cash provided by operating activities	240	245

Investing Activities
Capital expenditures, including other intangible assets	(411)	(325)
Net proceeds from asset sales and divestitures	1	12
Net cash used in investing activities	(410)	(313)

Financing Activities
Change in short-term debt	42	(2)
Proceeds from issuance of long-term debt, net of fees	484	2
Fees paid to refinance credit facility	—	(9)
Redemption of long-term debt	(121)	(73)
Proceeds from exercise of stock options	29	9
Repurchase of capital stock	(460)	(102)
Dividends paid to noncontrolling interest	(15)	(34)
Net cash used in financing activities	(41)	(209)
Effect of exchange rate changes on cash	1	9
Decrease in cash and cash equivalents	(210)	(268)
Cash and cash equivalents at beginning of period	1,223	1,241
Cash and cash equivalents at end of period	$1,013	$973

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts.  Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items.  Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period.  EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.  Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
(Dollars in millions)	2013	2012	2013	2012

GAAP net earnings attributable to TRW	$197	$163	$607	$589
Income tax expense	62	68	221	253
Interest expense - net	33	26	97	82
Depreciation and amortization	106	100	318	307
EBITDA	398	357	1,243	1,231

Restructuring charges and asset impairments	5	3	43	7
Loss on retirement of debt - net	—	1	5	6
Adjusted EBITDA	$403	$361	$1,291	$1,244

Free Cash Flow

Free cash flow represents net cash provided by operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods.  However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
(Dollars in millions)	2013	2012	2013	2012

Cash flow provided by operating activities	$147	$156	$240	$245
Capital expenditures	(140)	(125)	(411)	(325)
Free cash flow	$7	$31	$(171)	$(80)

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

The Company recorded restructuring charges of $2 million primarily related to severance and other charges, and asset impairment charges of $3 million.

	Three Months			Three Months
	Ended			Ended
	September 27, 2013			September 27, 2013
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$4,212	$—		$4,212
Cost of sales	3,762	—		3,762
Gross profit	450	—		450
Administrative and selling expenses	148	—		148
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	5	(5	)(a)	—
Other (income) expense — net	5	—		5
Operating income	289	5		294
Interest expense — net	33	—		33
Loss on retirement of debt — net	—	—		—
Equity in earnings of affiliates, net of tax	(12)	—		(12)
Earnings before income taxes	268	5		273
Income tax expense	62	15	(b)	77
Net earnings	206	(10)		196
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9
Net earnings attributable to TRW	$197	$(10)		$187

Basic earnings per share:
Earnings per share	$1.68			$1.60
Weighted average shares outstanding	117.0			117.0

Diluted earnings per share:
Earnings per share	$1.60			$1.52
Weighted average shares outstanding	124.2			124.2

(a)         Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $18 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

The Company recorded restructuring charges of $40 million primarily related to severance and other charges, and asset impairment charges of $3 million.

	Nine Months			Nine Months
	Ended			Ended
	September 27, 2013			September 27, 2013
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$12,939	$—		$12,939
Cost of sales	11,531	—		11,531
Gross profit	1,408	—		1,408
Administrative and selling expenses	429	—		429
Amortization of intangible assets	10	—		10
Restructuring charges and asset impairments	43	(43	)(a)	—
Other (income) expense — net	(1)	—		(1)
Operating income	927	43		970
Interest expense — net	97	—		97
Loss on retirement of debt — net	5	(5	)(b)	—
Equity in earnings of affiliates, net of tax	(35)	—		(35)
Earnings before income taxes	860	48		908
Income tax expense	221	27	(c)	248
Net earnings	639	21		660
Less: Net earnings attributable to noncontrolling interest, net of tax	32	—		32
Net earnings attributable to TRW	$607	$21		$628

Basic earnings per share:
Earnings per share	$5.12			$5.30
Weighted average shares outstanding	118.5			118.5

Diluted earnings per share:
Earnings per share	$4.88			$5.05
Weighted average shares outstanding	125.6			125.6

(a)         Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $18 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $1 million primarily related to severance and other charges, and asset impairment charges of $2 million.

	Three Months			Three Months
	Ended			Ended
	September 28, 2012			September 28, 2012
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,965	$—		$3,965
Cost of sales	3,551	—		3,551
Gross profit	414	—		414
Administrative and selling expenses	148	—		148
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	3	(3	)(a)	—
Other (income) expense — net	(2)	—		(2)
Operating income	262	3		265
Interest expense — net	26	—		26
Loss on retirement of debt — net	1	(1	)(b)	—
Equity in earnings of affiliates, net of tax	(9)	—		(9)
Earnings before income taxes	244	4		248
Income tax expense	68	10	(c)	78
Net earnings	176	(6)		170
Less: Net earnings attributable to noncontrolling interest, net of tax	13	—		13
Net earnings attributable to TRW	$163	$(6)		$157

Basic earnings per share:
Earnings per share	$1.33			$1.29
Weighted average shares outstanding	122.1			122.1

Diluted earnings per share:
Earnings per share	$1.28			$1.24
Weighted average shares outstanding	129.3			129.3

(a)         Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of the (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $9 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $5 million primarily related to severance and other charges, and asset impairment charges of $2 million.

	Nine Months			Nine Months
	Ended			Ended
	September 28, 2012			September 28, 2012
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$12,412	$—		$12,412
Cost of sales	11,048	—		11,048
Gross profit	1,364	—		1,364
Administrative and selling expenses	437	—		437
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	7	(7	)(a)	—
Other (income) expense — net	(19)	—		(19)
Operating income	930	7		937
Interest expense — net	82	—		82
Loss on retirement of debt — net	6	(6	)(b)	—
Equity in earnings of affiliates, net of tax	(29)	—		(29)
Earnings before income taxes	871	13		884
Income tax expense	253	13	(c)	266
Net earnings	618	—		618
Less: Net earnings attributable to noncontrolling interest, net of tax	29	—		29
Net earnings attributable to TRW	$589	$—		$589

Basic earnings per share:
Earnings per share	$4.80			$4.80
Weighted average shares outstanding	122.8			122.8

Diluted earnings per share:
Earnings per share	$4.58			$4.58
Weighted average shares outstanding	130.0			130.0

(a)         Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $9 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A10